UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2024
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HEALTH CATALYST, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38993	45-3337483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10897 South River Front Parkway #300
South Jordan, UT 84095
(Address of principal executive offices, including zip code)

(801) 708-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	HCAT	The Nasdaq Global Select Market
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2024 (the “Closing Date”), Health Catalyst, Inc., a Delaware corporation (the “Company”) entered into that certain Credit Agreement (the “Credit Agreement”) by and among the Company, as the borrower, Silver Point Finance, LLC, as administrative agent and collateral agent (the “Administrative Agent”), and the lenders from time to time party thereto (collectively, the “Lenders”). The Credit Agreement provides a five-year term loan facility in an aggregate principal amount of up to $225 million, consisting of (i) an initial term loan in the aggregate principal amount of $125 million (the “Initial Term Loan”), which was funded in full on the Closing Date, and (ii) a delayed draw term loan facility in the aggregate principal amount of $100 million, which was undrawn as of the Closing Date (the “Delayed Draw Facility”, and each borrowing thereunder, collectively, the “Delayed Draw Loans”, and, together with the Initial Term Loan, the “Term Loans”). The Company has the option to draw (x) up to $40 million under the Delayed Draw Facility at any time on or prior to the date that is six months after the Closing Date (the “Delayed Draw A Loans”) and (y) up to an additional $60 million under the Delayed Draw Facility at any time on or prior to the date that is eighteen months after the Closing Date (the “Delayed Draw B Loans”), in each case, subject to the Company having satisfied certain conditions precedent to funding (including, among others, pro forma compliance with a minimum liquidity threshold and a maximum recurring revenue ratio).

The net proceeds from the Initial Term Loan will be used, together with cash on hand, (i) to repurchase, repay and/or pay amounts of cash due upon conversion of any or all of the Company’s existing convertible notes due 2025 at any time on or prior to the maturity of such existing convertible notes and (ii) for working capital and general corporate purposes. The proceeds from the Delayed Draw Loans, if any, will be used to fund the Company’s inorganic growth strategy through permitted acquisitions (including deferred purchase price or similar arrangements related thereto) and to pay fees, costs, and expenses in connection therewith. The maturity date of the Term Loans is July 16, 2029 (the “Maturity Date”).

Borrowings under the Credit Agreement may take the form of base rate loans or SOFR loans, at the option of the Company. Base rate loans will bear interest at a rate per annum equal to (A) the ABR (as defined below), which is subject to a floor of 2.00% per annum, plus (B) an applicable margin of 5.50% per annum. SOFR loans will bear interest at a rate per annum equal to (A) Term SOFR (as defined in the Credit Agreement) for a period of one, three or six months (as selected by the Company), subject to a floor of 1.00% per annum, plus (B) an applicable margin of 6.50% per annum. During the continuance of an event of default under the Credit Agreement, the interest rate on any overdue principal and interest may (or in the case of a payment or bankruptcy event of default, shall) increase by an additional 2.00% per annum. “ABR” means the highest of (i) the Prime Rate (as defined in the Credit Agreement), (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50% per annum, and (iii) the Daily SOFR Rate (as defined in the Credit Agreement) plus 1.00% per annum.

The Initial Term Loan will amortize in quarterly installments in an amount equal to 0.25% of the aggregate original principal amount of the Initial Term Loans borrowed on the Closing Date. Each Delayed Draw Loan will amortize in quarterly installments in an amount equal to 0.25% of the aggregate original principal amount of such Delayed Draw Loan that was funded on the applicable funding date. Such amortization payments will be due on the last day of each fiscal quarter of the Company, commencing with the quarter ending on December 31, 2024 (or, in the case of any Delayed Draw Loan, the first full fiscal quarter ending after the funding date thereof), until maturity. On the Maturity Date, the Company shall be required to repay the entire principal amount of Initial Term Loans and Delayed Draw Loans then outstanding, together with all accrued and unpaid interest, fees and other amounts due thereon.

In addition to paying interest on the Term Loans as described above, the Company is required to pay a commitment fee on the unutilized commitments under the Delayed Draw Facility (such commitments in respect of the Delayed Draw A Loans, the “Delayed Draw A Commitments”, and such commitments in respect of the Delayed

Draw B Loans, the “Delayed Draw B Commitments”). The commitment fee (i) for the Delayed Draw A Commitments is equal to 1.50% per annum on the actual daily unused outstanding amount of the Delayed Draw A Commitments and (ii) for the Delayed Draw B Commitments is equal to (x) for the period commencing on the Closing Date through and including the one-year anniversary of the Closing Date, 1.50% per annum on the actual daily unused outstanding amount of Delayed Draw B Commitments and (y) thereafter, 2.50% per annum on the actual daily unused outstanding amount of Delayed Draw B Commitments. The commitment fee is due and payable quarterly in arrears on the last business day of each calendar quarter, commencing with the quarter ending September 30, 2024.

Subject to exceptions set forth in the Credit Agreement, mandatory prepayments of the Term Loans using all or a portion of the net cash proceeds received from the applicable event will be required to the extent the Company or any of its subsidiaries (i) incurs certain permitted convertible indebtedness, (ii) incurs indebtedness that is not permitted to be incurred pursuant to the terms of Credit Agreement, (iii) receives net cash proceeds from certain asset sales or certain insurance and/or condemnation events, (iv) generates cash flow in excess of a certain threshold in any fiscal year (commencing with the fiscal year ending December 31, 2025), (v) receives cash proceeds in connection with certain sales by the Company of common stock or (vi) receives net cash proceeds outside of the ordinary course of business in connection with judgments, settlements, indemnity payments, or similar consideration or payments. The Term Loans may be voluntarily prepaid, in whole or in part at any time, subject to the prepayment premium described below, and certain notice requirements and minimum prepayment amounts as set forth in the Credit Agreement.

Any voluntary prepayment of Term Loans, any acceleration of Term Loans, and certain mandatory prepayments of Term Loans are, in each case, subject to a prepayment premium equal to (i) if such prepayment or acceleration occurs prior to July 16, 2025, 3.00% plus the Applicable Make-Whole Amount (as defined in the Credit Agreement), (ii) if such prepayment or acceleration occurs on or after July 16, 2025 but prior to July 16, 2026, 3.00%, (iii) if such prepayment or acceleration occurs on or after July 16, 2026 but prior to July 16, 2027, 2.00%, and (iv) if such prepayment or acceleration occurs on or after July 16, 2027 but prior to July 16, 2028, 1.00%. There is no prepayment premium required for any prepayment or acceleration of the Term Loans occurring on or after July 16, 2028.

The Credit Agreement contains various representations and warranties, affirmative covenants, and negative covenants, including covenants that restrict the ability of the Company and its subsidiaries to take certain actions including, among other things and subject to certain exceptions, the incurrence of debt, the granting of liens, engaging in mergers and other fundamental changes, the making of investments, entering into transactions with affiliates, the payment of dividends and other restricted payments, the prepayment of other indebtedness and the sale of assets. The Credit Agreement also requires the Company to maintain (i) a minimum liquidity threshold, tested as of the end of each business day, (ii) a maximum recurring revenue-based leverage ratio, tested on a quarterly basis commencing with the fiscal quarter ending September 30, 2024 through and including the fiscal quarter ending June 30, 2026, and (iii) a maximum EBITDA-based net leverage ratio, tested on a quarterly basis, commencing with the fiscal quarter ending September 30, 2026, through maturity.

The Company’s obligations under the Credit Agreement and the other loan documents are required to be guaranteed by all present and future domestic and foreign subsidiaries of the Company, subject to certain exceptions (the subsidiaries providing such guarantees, collectively, the “Guarantors”). All obligations under the Credit Agreement and the other loan documents are secured by a first priority perfected lien on, and security interest in, substantially all present and future assets of the Company and the Guarantors, subject to certain exceptions.

The Credit Agreement includes various events of default, including, among others: non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of security interests or invalidity of loan documents, certain ERISA events, unsatisfied or unstayed judgments and change of control. Upon the occurrence of an event of default, the Administrative Agent and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Credit Agreement and the related loan documents, including proceeding against the collateral securing such borrowings.

The foregoing description of the material terms of the Credit Agreement is qualified in its entirety by the terms and conditions of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2024.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 with respect to the Credit Agreement is incorporated herein by reference.

Item 8.01. Other Events.

On July 18, 2024, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in Item 8.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for any purposes, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1*	Health Catalyst, Inc. press release dated July 18, 2024
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CATALYST, INC.

Date: July 18, 2024	By:	/s/ Jason Alger
Jason Alger

Chief Financial Officer